Exhibit 2.3

Amendment No. 2 to the Agreement and Plan of Merger and Contribution

This Amendment No. 2 (this “Amendment”) to the Agreement and Plan of Merger and Contribution, dated as of August 9, 2011, as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger and Contribution, dated as of November 10, 2011 (the “Merger Agreement”), by and among Toreador Resources Corporation, a Delaware corporation (“Toreador”), ZaZa Energy, LLC, a Texas limited liability company (“ZaZa”), ZaZa Energy Corporation, a Delaware corporation (the “Company”), and Thor Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Thor Merger Sub”), is entered into by Toreador, ZaZa, the Company, and Thor Merger Sub as of February 21, 2012.

RECITALS

WHEREAS, the parties desire to make certain amendments to the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions contained herein, the parties hereby agree to amend the Merger Agreement as follows.

1.	Definitions. Capitalized terms used herein but not defined herein have the meanings assigned to them in the Merger Agreement.

2.	Recitals. The Merger Agreement is hereby amended to add the following recital after the sixth recital:

“WHEREAS, in furtherance of and contingent upon the closing of the Combination, the Company will be obligated under a securities purchase between affiliates of MSDC Management, L.P., Senator Investor Group LP, to be entered concurrently with the Closing of the Combination, to incur indebtedness and issue additional equity securities; the Members and Toreador acknowledge that such financing is an integral component of the Combination as it is necessary to meet the minimum cash condition provided for in Section 7.01(h) of this Agreement as well as to fully achieve the purposes of the Combination;”

3.	Exhibit D. The paragraph titled “FOURTH: Section 1” in the form of Restated Certificate of Incorporation of ZaZa Energy Corporation attached to the Merger Agreement as Exhibit D is hereby amended and restated in its entirety to read as follows:

“FOURTH:

Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 275 million consisting of (1) 25 million shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (2) 250 million shares of common stock, par value $0.01 per share (“Common Stock”).”

4.	Exhibit G. The paragraph titled “FOURTH” in the form of Second Restated Certificate of Incorporation of Toreador Resources Corporation attached to the Merger Agreement as Exhibit G is hereby amended and restated in its entirety to read as follows:

            “FOURTH: The total number of shares of stock which the Corporation is authorized to issue is one hundred (100) shares of common stock, having a par value of $0.01 per share.”

5.	Merger Agreement Remains in Full Force and Effect. Except as amended by this Amendment, the Merger Agreement remains in full force and effect.

6.	Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have executed this Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.

ZAZA ENERGY CORPORATION

By: /s/ Craig M. McKenzie
Name: Craig M. McKenzie Title: Vice President and Secretary

ZAZA ENERGY, LLC

By: /s/ Todd Alan Brooks
Name: Todd Alan Brooks Title: Manager

TOREADOR RESOURCES CORPORATION

By: /s/ Craig M. McKenzie
Name: Craig M. McKenzie Title: President and Chief Executive Officer

THOR MERGER SUB CORPORATION

By: /s/ Craig M. McKenzie
Name: Craig M. McKenzie Title: Vice President and Secretary